EXHIBIT 99.1

Press Release

Las Vegas Sands Chairman Sheldon G. Adelson to take Medical Leave of Absence

LAS VEGAS, January 7, 2021 – In March of 2019, Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson announced he was receiving treatment for non-Hodgkin’s lymphoma. Mr. Adelson recently resumed his cancer treatment and will be taking a leave of absence as of today from his role as chairman and chief executive officer of both Las Vegas Sands (NYSE: LVS) and Sands China Ltd.

The companies’ boards of directors have named Robert G. Goldstein, currently Las Vegas Sands’ president and chief operating officer, as acting chairman and acting chief executive officer of both organizations while Mr. Adelson is on medical leave.

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About Las Vegas Sands Corp. (NYSE: LVS)

Las Vegas Sands is the world’s pre-eminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

LVS created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four

Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of serving people, planet and communities. We deliver a great working environment for 50,000 team members worldwide and drive social impact through the Sands Cares charitable giving.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607